EXHIBIT 16

[Letterhead of Clancy and Co., P.L.L.C.]

1300 E. Missouri Ave.

Suite B-200

Phoenix, Arizona 85014

May 12, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington D.C. 20549

Ladies and Gentlemen

We have read the statements about our firm included under Item 4 in the Form 8-K dated May 2, 2003 of Healthbridge, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Clancy and Co., P.L.L.C.

CLANCY AND CO., P.L.L.C.
Certified Public Accountants